FOODARAMA SUPERMARKETS, INC.

                                                          QUALITY YOU DESERVE...


                                  [PHOTOGRAPH]


                                     Bound Brook, NJ location opened August 1998



                                                     Notice of Annual Meeting of

                                               Shareholders, Proxy Statement and

                                                              Annual Report 1999

Designed by Curran & Connors, Inc. / www.curran-connors.com

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey

                         ------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held on Tuesday, April 11, 2000
                         ------------------------------


     The Annual Meeting of Shareholders (the "Meeting") of Foodarama Supermarkets, Inc. (the "Company") will be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on Tuesday, April 11, 2000 at 10:30 A.M. (local time), for the following purposes:

     1.   To elect a Board of four Directors; and

     2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 22, 2000 as the record date for determining the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of shareholders as of the record date will be available to shareholders at the Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU WILL BE PRESENT AT THE MEETING.


                                        By Order of the Board of Directors


                                        /s/  Richard J. Saker

Howell, New Jersey                      Richard J. Saker,
March 3, 2000                           Secretary

                          FOODARAMA SUPERMARKETS, INC.

                                 922 Highway 33

                               Building 6, Suite 1

                               Howell, New Jersey

                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------


                               GENERAL INFORMATION

     This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of Foodarama Supermarkets, Inc. (the "Company") in connection with the solicitation, by and on behalf of the management of the Company, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey, on Tuesday, April 11, 2000 at 10:30 a.m. (local time) and at all postponements or adjournments thereof.

     The securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on February 22, 2000 was 1,117,150. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of Directors. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, authority withheld for any nominee for Director and any abstentions or broker non-votes. Authority withheld will be counted toward the tabulation of total votes cast in the election of Directors and will have the same effect as a negative vote. Any proxy submitted and containing an abstention or a broker non-vote is not counted as a vote cast on any matter to which it relates and will only be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting, unless such proxies have previously been revoked. Unless otherwise instructed, the shares of Common Stock represented by such proxies will be voted "for" the election of management's nominees for Director. Management does not know of any other matter to be brought before the Annual Meeting, but it is intended that, as to any such other matter, votes may be cast pursuant to the proxies in accordance with the judgment of the person or persons acting thereunder unless otherwise directed by the shareholders.

     The Company's mailing address is 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728 and its telephone number is (732) 462-4700. The notice, proxy statement and enclosed form of proxy are being mailed to shareholders on or about March 3, 2000.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (a) delivering written notice of such revocation to the Secretary of the Company at its offices; (b) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (c) appearing at the Annual Meeting and requesting the return of his or her proxy.

     YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
PRINCIPAL
SHAREHOLDERS

The following table shows, as of February 22, 2000, the persons known to the Company who owned directly or beneficially more than 5% of the outstanding Common Stock of the Company:

                                                          Amount
                                                       Beneficially      Percent
Name of Beneficial Owner                                   Owned        of Class
--------------------------------------------------------------------------------
Joseph J. Saker (1) (2) (3) ........................      254,576         22.8
Estate of Mary Saker (1) (3) .......................       62,798          5.6
Richard J. Saker (1) (4) ...........................       94,303          8.4
Dimensional Fund Advisors, Inc. (5) ................       85,400          7.6
Arthur N. Abbey (6) ................................      114,400         10.2

----------
(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 13,378 shares held by Joseph J. Saker's wife and 31,399 shares willed to him by Mary Saker.

(3) Mary Saker, deceased, was the mother of Joseph J. Saker. One-half or 31,399 of her shares have been willed to Joseph J. Saker.

(4) Includes 1,760 shares held by Richard J. Saker's wife and 1,377 shares which are held in a trust for Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(5) The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 85,400 shares of Foodarama Supermarkets, Inc., stock based upon a copy of Schedule 13G dated February 4, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(6) The address of Arthur N. Abbey is 212 East 39th Street, New York, N.Y. 10016. Based upon a copy of Schedule 13D dated April 15, 1999 and filed with the Securities and Exchange Commission on April 20, 1999, Mr. Abbey has sole voting power with respect to the shares.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
SECURITIES OWNED
BY MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 22, 2000, by each director of the Company, the executive officers of the Company on such date and the executive officers and directors as a Group. Except as set forth in the footnotes to this table, the shareholders have sole voting and investment power over such shares.

                                                          Amount
                                                       Beneficially      Percent
Name of Beneficial Owner                                   Owned        of Class
--------------------------------------------------------------------------------
Joseph J. Saker (1) (2) ............................      254,576         22.8
Richard J. Saker (1) (3) ...........................       94,303          8.4
Albert A. Zager (1) ................................        1,500            *
Charles T. Parton (1) ..............................        2,500            *
Michael Shapiro (1) (4) ............................        2,000            *
Emory A. Altobelli (1) .............................           25            *
Carl L. Montanaro (1) ..............................           15            *
Robert V. Spires (1) ...............................        1,000            *
Joseph C. Troilo (1)                                           --           --
Directors and Executive Officers as a Group
  (9 persons)(2)(3)(4)(5) ..........................      355,919         31.9

(*)  Less than one percent.

(1) The address of the foregoing person is c/o Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.

(2) Includes 13,378 shares held by Joseph J. Saker's wife and 31,399 shares willed to him by Mary Saker.

(3) Includes 1,760 shares held by Richard J. Saker's wife and 1,377 shares which are held in a trust for Mr. Saker's son, of which Mr. Saker is the trustee. Mr. Saker disclaims beneficial ownership of the shares described in the preceding sentence.

(4)  Owned jointly with Mr. Shapiro's wife.

(5)  Of the 355,919 shares, 352,879 are owned by the Directors of the Company.

Joseph J. Saker has obtained loans in connection with personal investments and other obligations and has pledged 193,700 shares of the Company's Common Stock, beneficially owned by him, to secure such loans. All of such loans were made for varying terms and interest rates by the respective lenders pursuant to routine promissory notes and agreements, under which the material events of default consist of nonpayment of principal or interest when due, adverse change in the financial condition of the borrower, material impairment of the collateral and death.

The Company's Revolving Credit and Term Loan Agreement, provides that an event of default shall occur if Messrs. Joseph J. Saker and Richard J. Saker together, do not own, beneficially all voting rights with respect to at least 30% of all of the issued and outstanding Common Stock of the Company.

PROXY STATEMENT
================================================================================
NOMINEES AS
DIRECTORS
OF THE COMPANY

It is intended that the shares of the Company's Common Stock represented by proxies solicited hereby will be voted for the four nominees listed below. If for any reason any of the said nominees should be unable or unwilling to serve, which is not now anticipated, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors. The Directors will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified.

                                                                                        Year First
                                                                                         Elected a
Name and Age                         Principal Occupation                                Director
--------------------------------------------------------------------------------------------------
Joseph J. Saker (71) .............   Chairman of the Board and                             1958
                                       President of the Company
Richard J. Saker (48) ............   Executive Vice President--Operations                  1987
                                       and Secretary of the Company
Charles T. Parton (58) ...........   President and Chief Executive Officer--               1995
                                       Two River Community Bank
                                       (in organization)
Albert A. Zager (51) .............   Partner--Carton, Witt, Arvanitis & Bariscillo, LLC,   1995
                                       Attorneys

Mr. Joseph J. Saker has been President of the Company since its incorporation in 1958 and Chairman since 1971. In addition to his responsibilities with the Company, he serves on the Board of Governors of the Food Marketing Educational Foundation of St. Joseph's University (Philadelphia); is a member of the Board of Directors of Wakefern Food Corporation, and is active in other community affairs.

Mr. Richard J. Saker, a graduate of St. Joseph's University, has been employed by the Company since 1969, and has served as Senior Vice President--Operations from 1984 until 1995 at which time he assumed the position of Executive Vice President--Operations. He is the son of Joseph J. Saker.

Mr. Parton is the President and Chief Executive Officer of Two River Community Bank (in organization) and has served in that position since February 1, 2000. He was formerly the President of Concorde Science and Technology Co., Inc. and served in that position from 1997 to 1999. He has been a financial executive, consultant and Certified Financial Planner for the last six years and is Executive Vice President and Treasurer of The Parton Corporation. He is also a Director of Kuehne Chemical Co., Inc. (chlorine and caustic soda products).

Mr. Zager has been a member of Carton, Witt, Arvanitis & Bariscillo, LLC since 1977. He is President of the Board of Directors of the Center for Holocaust Studies of Brookdale College and outside General Counsel for Meridian Health System, Inc.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
DIRECTORS MEETINGS
AND COMMITTEES

The Company held seven meetings of its Board of Directors during the fiscal year ended October 30, 1999.

The Board of Directors of the Company has appointed Executive, Audit and Stock Option Committees. The Company does not have a compensation committee of the Board of Directors. Instead, the full Board of Directors acts on matters of compensation. The Executive Committee, which consists of Messrs. Joseph J. Saker and Richard J. Saker, generally holds weekly meetings. The Audit and Stock Option Committees both consist of Messrs. Parton and Zager. The Audit Committee is responsible for recommending a firm of independent auditors for the Company each year and reviews the results of the annual audit with the auditors. During the fiscal year ended October 30, 1999, the Audit Committee held two meetings and there were no meetings of the Stock Option Committee.


================================================================================
EXECUTIVE OFFICERS
OF THE COMPANY

The executive officers of the Company are as set forth below:

Name                                  Age   Capacities in Which Served
--------------------------------------------------------------------------------------------
Joseph J. Saker (1) ...............   71    Chairman of the Board and President
Richard J. Saker (1) ..............   48    Executive Vice President--Operations
                                              and Secretary
Michael Shapiro (2) ...............   58    Senior Vice President, Chief Financial Officer
                                              and Treasurer
Emory A. Altobelli (3) ............   59    Senior Vice President--Corporate Subsidiaries
                                              and Services
Carl L. Montanaro (4) .............   58    Senior Vice President--Sales and Merchandising
Robert V. Spires (5) ..............   46    Senior Vice President--Human Resources and
                                              Labor Relations
Joseph C. Troilo (6) ..............   66    Senior Vice President--Financial Administration,
                                              Assistant Secretary and Assistant Treasurer

----------
(1)  See Nominees as Director of the Company.

(2) Mr. Shapiro joined the Company on August 15, 1994 as Senior Vice President, Chief Financial Officer and Treasurer.

(3) Mr. Altobelli has served as Senior Vice President, Corporate Subsidiaries and Services, since June 21, 1995. Prior to such date he served as Senior Vice President, Administration, since June 1990.

(4) Mr. Montanaro was promoted to Senior Vice President on June 21, 1995. From March 1988 to such date he served as Vice President of Sales and Merchandising.

(5) Mr. Spires was promoted to Senior Vice President on June 21, 1995. From August 1991 to such date, he served as Vice President of Human Resources and Labor Relations.

(6) Mr. Troilo has served as Senior Vice President, Financial Administration, since August 1994. From 1974 to such date, he served as Senior Vice President, Finance.

PROXY STATEMENT
================================================================================
EXECUTIVE
COMPENSATION

The aggregate compensation paid or accrued by the Company during the last three fiscal years ended November 1, 1997, October 31, 1998 and October 30, 1999 to the Chief Executive Officer of the Company and to the four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation in salary and bonus exceeded $100,000 in the last fiscal year (the "Named Officers") is set forth in the following table:

                                                          Summary Compensation Table
                                          ----------------------------------------------------------
                                                 Annual Compensation          All Other Compensation
                                          --------------------------------    ----------------------
Name and Principal Position               Year     Salary         Bonus        SERP(3)     401(k)(4)
----------------------------------------------------------------------------------------------------
Joseph J. Saker ......................    1999    $344,000      $63,941(1)    $120,300      $3,200
  President and                           1998     330,000       45,109(1)      70,100       5,197
  Chief Executive Officer                 1997     300,000       11,538(2)      79,100          --

Richard J. Saker .....................    1999    $341,025      $62,826(1)    $270,000      $3,200
  Executive Vice President,               1998     325,000       44,426(1)     242,100       4,735
  Chief Operating Officer                 1997     294,615       10,961(2)     195,900          --
    and Secretary

Michael Shapiro ......................    1999    $168,670      $25,731(1)    $ 60,000      $5,600
  Senior Vice President,                  1998     174,893       18,195(1)          --       6,603
  Chief Financial Officer                 1997     163,339        6,183(2)          --          --
    and Treasurer

Carl L. Montanaro ....................    1999    $149,266      $19,726(1)    $ 27,500      $5,284
  Senior Vice President,                  1998     140,596       13,949(1)      16,700       4,126
  Sales and Merchandising                 1997     133,031        4,740(2)      13,200          --

Emory A. Altobelli ...................    1999    $135,888      $14,736(1)    $ 32,400      $4,857
  Senior Vice President,                  1998     129,824       10,420(1)      26,600       5,297
  Corporate Subsidiaries                  1997     125,627        4,721(2)      26,800          --
    and Services

(1) Incentive compensation paid pursuant to the Company's Incentive Compensation Plans (the "Incentive Plans"). The Incentive Plans were adopted by the Board to attract, retain and motivate non-union salaried employees by providing incentive compensation awards in cash. The Board administers the Incentive Plans, which includes designating non-union salaried employees eligible to participate in the Incentive Plans and awarding incentive compensation to the eligible employees, subject to the Company achieving certain specified levels of pre-tax profit. In administering the Incentive Plans, the Board took into account the recommendations of the Company's executive officers, except that determinations made with respect to the Company's Chief Executive Officer and Chief Operating Officer were made solely by the Company's independent directors.

(2) Bonuses paid pursuant to a resolution adopted by the Board of Directors of the Company on December 19, 1997 to award one-time bonus compensation to certain non-union salaried employees of the Company.

(3) These amounts represent the projected annual benefit at retirement as of the end of each fiscal year for the applicable named executive officer under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was approved by the Board of Directors on January 17, 1989. Amounts payable at retirement range from 40% to 50% of the employee's highest average compensation over a five-year period less primary Social Security, pension plan benefits and 401(k) benefits provided by the Company and are payable until death, but for a minimum of 120 months. This Plan covers seven executive officers and other key employees and is intended to supplement the Company's retirement benefits. Such amounts are not payable until the earlier of the death, disability or retirement of the covered employee. The Company anticipates paying for benefits as they become due out of then current operating income, but expects over the long term that such payments will be recouped out of proceeds of life insurance purchased by the Company on the lives of the plan participants. The current annual premiums for all employees covered by this plan are approximately $51,000.

     The SERP provides for a pre-retirement death benefit of one-half the amount payable upon retirement, actuarially computed, payable to the employee's beneficiary over 120 months. If the employee dies after retirement, such employee's beneficiary will receive the same benefit the employee would have received if the employee had lived for 120 months. During fiscal 1999, the Company recorded $237,000 of deferred compensation expense in respect of the SERP.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
(4) Represents amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). The Company maintains a 401(k) Plan for all qualified non-union employees. Employees are eligible to participate after completing one year of service (1,000 hours) and attaining age 21. Employee contributions are discretionary to a maximum of 15% of eligible compensation but may not exceed $10,000 per year. The Company may elect to match 25% of the employee's contributions up to 6% of employee eligible compensation not exceeding $160,000. The Company has the right to make additional discretionary contributions. These discretionary contributions amounted to 2% of eligible compensation for the period commencing October 1, 1997 and ending December 31, 1998 and for the period January 1, 1999 through December 31, 1999.


================================================================================
PENSION PLAN

The Company maintains a defined benefit pension plan for eligible employees. Full vesting occurs after five years of service. Benefits upon retirement prior to age 65 are reduced actuarially. Benefits under the plan are determined by a formula equal to .6% times the highest five consecutive year average of a participant's compensation times the total years of service at September 30, 1997. The plan also provides for lump sum payments. The table set forth below specifies the estimated annual benefits payable upon normal retirement at age
65. Pursuant to a resolution adopted by the Board of Directors of the Company on September 24, 1997, years of service and benefit accruals for participants in the plan were frozen effective September 30, 1997. In lieu of contributions to the defined benefit pension plan, the Board of Directors of the Company adopted resolutions whereby the Company shall contribute to the 401(k) Plan, for the period commencing October 1, 1997 and ending December 31, 1998, and for the period January 1, 1999 through December 31, 1999, an amount equal to the sum of
(a) two percent (2%) of the eligible compensation of 401(k) Plan participants; and (b) $.25 for every $1.00 contributed to the 401(k) Plan by the participants up to 6% of the participant's eligible compensation. Prior to October 1, 1997 the Company did not make any contributions to the 401(k) Plan.

                                    Years of Service at September 30, 1997
                               -------------------------------------------------
Remuneration                     15         20        25         30        35
--------------------------------------------------------------------------------
$100,000 ..................    $ 7,500    $10,000   $12,500    $15,000   $17,500
 125,000 ..................      9,375     12,500    15,625     18,750    21,875
 150,000 ..................     11,250     15,000    18,750     22,500    26,250
 175,000 ..................     13,125     17,500    21,875     26,250    30,625
 200,000 ..................     15,000     20,000    25,000     30,000    35,000
 225,000 ..................     16,875     22,500    28,125     33,750    39,375
 250,000 ..................     18,750     25,000    31,250     37,500    43,750
 275,000 ..................     20,625     27,500    34,375     41,250    48,125
 300,000 ..................     22,500     30,000    37,500     45,000    52,500

For purposes of vesting benefits under the Pension Plan, the Company has credited Richard J. Saker with 23 years of service; Michael Shapiro with 3 years of service; Emory A. Altobelli with 14 years of service; and Carl L. Montanaro with 35 years of service.

Mr. Joseph Saker received a lump sum distribution of $403,878 in January 1995, representing the amount of his vested interest in the Pension Plan.

PROXY STATEMENT
================================================================================
DIRECTORS'
COMPENSATION

All non-employee directors receive, in addition to reimbursement for their reasonable expenses associated with attendance at Board Meetings, an annual retainer fee of $11,000 payable quarterly in advance, and a participation fee of $1,000 for each meeting of the Board attended. All non-employee members of the Audit Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Audit Committee Meetings, a fee of $1,000 for each Audit Committee meeting attended if held on a day other than a day on which a Board meeting is held. All non-employee members of the Stock Option Committee receive, in addition to reimbursement for their reasonable expenses associated with attendance at Stock Option Committee Meetings, a fee of $500 for each Stock Option Committee meeting attended if held on a day other than a day on which a Board Meeting is held.

The Company paid a total of $31,000 during the fiscal year ended October 30, 1999 to directors who are not employees of the Company.


================================================================================
COMPLIANCE
WITH REPORTING
REQUIREMENTS

Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received, the Company believes that, during the fiscal year ended October 30, 1999, all of its Executive Officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act.


================================================================================
COMPENSATION
COMMITTEE
INTERLOCKS AND
INSIDER PARTICIPATION
IN COMPENSATION
DECISIONS

For the fiscal year ended October 30, 1999, the full Board of Directors performed the functions of a board compensation committee. Executive Officers who served on the Board of Directors were Mr. Joseph J. Saker, Chairman of the Board, President and Chief Executive Officer, and Mr. Richard J. Saker, Executive Vice President, Chief Operating Officer, and Secretary. The Board of Directors acted on matters of compensation for the Chief Executive Officer and the Chief Operating Officer, with each of such officers abstaining from any compensation decisions relating specifically to them.


================================================================================
COMPENSATION
REPORT OF
THE BOARD
OF DIRECTORS

The Board of Directors has acted as a compensation committee of the Board and has acted upon the compensation paid to the Company's Chairman, President and Chief Executive Officer and its Executive Vice President and Chief Operating Officer. After evaluation of several factors, including the contribution of each such officer to the Company as well as compensation paid for like positions in comparable companies, the independent members of the Board of Directors approved an increase in the salary paid to each of Mr. Joseph J. Saker, President and Chief Executive Officer of the Company, and Mr. Richard J. Saker, Executive Vice President and Chief Operating Officer of the Company, in fiscal 1999. The independent members of the Board of Directors believe that the compensation paid to these executive officers was below that for like positions in comparable companies. In addition, pursuant to the Company's Incentive Plan and based upon the Company's achievement of certain levels of pre-tax profit specified in the Incentive Plan, the Board of Directors awarded cash incentive compensation to certain non-union salaried employees of the Company, including Mr. Joseph J. Saker and Mr. Richard J. Saker. See "Executive Compensation--Summary Compensation Table."


Charles T. Parton
Albert A. Zager

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
PERFORMANCE
ANALYSIS

Set forth below is a line graph comparing the cumulative total return of the Company, the AMEX Market Value Index and the Standard & Poor's 500 Composite Stock Price Index for the five years commencing October 29, 1994 and ended October 30, 1999.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                          FOODARAMA SUPERMARKETS, INC.
                            PRICE PERFORMANCE GRAPH

                                   1994   1995   1996   1997    1998    1999
                                   ----   ----   ----   ----    ----    ----
Foodarama .......................  $100   $101   $119   $154    $267    $239
Amex ............................   100    114    124    147     141     175
S&P 500 .........................   100    130    156    212     254     315

PROXY STATEMENT
================================================================================
CERTAIN
TRANSACTIONS

(a)  Certain Business Relationships and Related Party Transactions

As required by the By-Laws of Wakefern Food Corporation ("Wakefern"), a retailer-owned food distribution corporation which provides purchasing, warehousing and distribution services to the Company as well as other retail supermarket chains, the obligations owed by the Company to Wakefern are personally guaranteed by Joseph J. Saker and Richard J. Saker. As of October 30, 1999, the Company was indebted to Wakefern in the amount of $29,699,000 for current charges in the ordinary course of business. Wakefern presently requires each of its shareholders to invest up to $500,000 in Wakefern's non-voting capital stock for each store operated by it, computed in accordance with a formula based on the volume of such store's purchases from Wakefern. As of October 30, 1999, the Company had a 12.3% investment in Wakefern of $10,163,000. As a shareholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. As of October 30, 1999, the Company was indebted in connection with an investment in Wakefern. The debt of $1,953,000 was non-interest bearing and payable in scheduled installments over a period of up to six years. Additional information with respect to the Company's relationship with Wakefern is contained in the Company's 1999 Annual Report on Form 10-K and in the notes to the Company's 1999 financial statements.

The Company also has an investment in Insure-Rite, Ltd., another company affiliated with Wakefern, of $829,000 as of October 30, 1999. Insure-Rite, Ltd. provides the Company with its general liability and property insurance coverage. The Company paid $3,275,000 for such insurance coverage in fiscal 1999 and believes that such amount is comparable to the amount that would be charged by a similarly situated unaffiliated general liability and property insurer.

The Company leases from Joseph J. Saker, the President of the Company, and his wife, doing business as Saker Enterprises, a 57,000 square foot supermarket in Freehold, New Jersey, under a lease expiring December 31, 2003. The Company also leases from Saker Enterprises a 5,200 square foot garden center building and 5,000 square feet of yard area under a lease expiring December 31, 2003 and 9,000 square feet of space for its liquor store under a lease expiring December 31, 2003, both of which are located in the same shopping center as the supermarket. During the fiscal year ended October 30, 1999, aggregate amounts for rent (including taxes and insurance) of $846,000 were paid by the Company to Saker Enterprises for the supermarket, garden center and liquor store.

The Company subleases from Wakefern a supermarket in East Windsor, New Jersey under a sublease expiring in 2008. The Company also subleases from Wakefern a supermarket in Marlboro, New Jersey under a sublease expiring in 2006. During the fiscal year ended October 30, 1999, aggregate amounts for rent of $1,090,000 and $777,000 were paid by the Company to Wakefern for the East Windsor supermarket and the Marlboro supermarket, respectively. Upon expiration of these subleases, the underlying leases will be assigned to and assumed by the Company provided that certain conditions, which include the absence of defaults by the Company in its obligations to Wakefern and the Company's lenders, and the maintenance of a specified level of net worth, are satisfied. The term of the leases for the East Windsor and Marlboro supermarkets expire in 2021 and 2018, respectively.

The Company believes that the terms of the foregoing transactions are comparable to those available for non-affiliated persons in the respective localities.

(b)  Indebtedness of Management

Joseph J. Saker, President of the Company, and doing business as Saker Enterprises, is indebted to the Company for advances made for construction on the South Freehold shopping center and other advances, which in total aggregated $177,000 as of October 30, 1999. The indebtedness is evidenced by notes payable. The indebtedness was restructured July 1, 1999 to provide for quarterly payments of interest only at 9% per annum through July 1, 2001 and principal and interest at 9% per annum of $11,109 due quarterly thereafter through July 1, 2006.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
INDEPENDENT
CERTIFIED PUBLIC
ACCOUNTANTS

The firm of Amper, Politziner & Mattia P.A., Independent Certified Public Accountants, was retained as auditors to the Company for the year ended October 30, 1999, as recommended by the Audit Committee. The selection of the independent public accountants for the Company is made by the Board of Directors. A representative of Amper, Politziner & Mattia P.A. will be present at the Annual Meeting to make a statement, if desired, and to respond to appropriate questions.


================================================================================
ANNUAL REPORT

The Company's Annual Report to shareholders for the fiscal year ended October 30, 1999, including financial statements, which Annual Report is not part of this proxy solicitation material, is being mailed to shareholders with the proxy solicitation. On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended October 30, 1999. Requests should be addressed to Mr. Joseph C. Troilo, Senior Vice President-Financial Administration, Foodarama Supermarkets, Inc., 922 Highway 33, Building 6, Suite 1, Freehold, New Jersey 07728.


================================================================================
OTHER BUSINESS

Management is not aware at this time of any other matters to be presented for action. If however, any other matters properly come before the Annual meeting, unless otherwise directed, the persons named on the proxy intend to vote in accordance with their judgment on the matters presented.


================================================================================
PROXY SOLICITATION

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's directors, officers, or regular employees personally or by telephone or telegraph. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of shares and will be reimbursed by the Company for their reasonable expenses. The Company does not expect to pay any compensation to third parties for the solicitation of proxies unless such solicitation has been requested by the Company.


================================================================================
SHAREHOLDER
PROPOSALS

A shareholder of the Company who wishes to present a proposal for action at the Company's 2001 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by November 4, 2000.

                                        By Order of the Board of Directors,


                                        /s/  Richard J. Saker

Howell, New Jersey                      Richard J. Saker,
March 3, 2000                           Secretary

[LOGO]

Foodarama Supermarkets, Inc.

Annual Report 1999





FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this Annual Report, including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," are, or may be deemed to be, "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements contained in this Annual Report. Such potential risks and uncertainties, include without limitation, competitive pressures from other supermarket operators and warehouse club stores, economic conditions in the Company's primary markets, consumer spending patterns, availability of capital, cost of labor, cost of goods sold, and other risk factors detailed herein and in other of the Company's Securities and Exchange Commission filings. The forward-looking statements are made as of the date of this Annual Report and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those projected in such forward-looking statements.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
THE COMPANY

The Company operates a chain of twenty-two supermarkets located in Central New Jersey, as well as two liquor stores and two garden centers, all licensed as ShopRite. The Company also operates a central food processing facility to supply its stores with meat, various prepared salads, prepared foods and other items, and a central baking facility which supplies its stores with bakery products. The Company is a member of Wakefern Food Corporation, the largest retailer-owned food cooperative warehouse in the United States and owner of the ShopRite name.

The Company has incorporated the concept of "World Class" supermarkets into its operations. "World Class" supermarkets are significantly larger than conventional supermarkets and feature fresh fish-on-ice, prime meat service butcher departments, in-store bakeries, international foods including Chinese, sushi and kosher sections, salad bars, snack bars, meals to go, bulk foods and pharmacies. The Company has also introduced many of these features into its conventionally sized supermarkets through extensive renovations; these stores are considered "Mini-World Class" supermarkets. Currently, sixteen of the Company's stores are "World Class," four are "Mini-World Class" and two are conventional supermarkets.


================================================================================
STOCK PRICE
AND DIVIDEND
INFORMATION

The Common Stock of Foodarama Supermarkets, Inc., is traded on the American Stock Exchange under the ticker symbol "FSM." High and low stock prices were as follows:

Fiscal Quarter Ended                                             High      Low
--------------------------------------------------------------------------------
January 31, 1998 ...........................................    24        18 3/4
May 2, 1998 ................................................    43        23 5/8
August 1, 1998 .............................................    37        33 1/2
October 31, 1998 ...........................................    34 5/8    31 1/2
January 30, 1999 ...........................................    32 5/8    31 1/8
May 1, 1999 ................................................    32 1/4    26 1/2
July 31, 1999 ..............................................    30 3/8    27
October 30, 1999 ...........................................    31        27 1/2

No dividends have been declared or paid on the Company's Common Stock since October 1979. The Company has approximately 370 shareholders of record.


================================================================================
5 YEAR SUMMARY
OF OPERATIONS

                                                                Fiscal Years Ended
                                ----------------------------------------------------------------------------------
                                October 30,       October 31,       November 1,       November 2,       October 28,
                                   1999              1998              1997             1996 (a)           1995
                                ----------------------------------------------------------------------------------
                                                         (000's omitted except per share data)
Sales ....................      $   799,693       $   697,358       $   636,731       $   601,143       $   586,477
Cost of Sales ............          591,591           520,624           475,764           449,077           438,222
                                -----------       -----------       -----------       -----------       -----------
Gross Profit .............          208,102           176,734           160,967           152,066           148,255
                                -----------       -----------       -----------       -----------       -----------
Operating Expenses .......          199,762           170,581           155,939           146,992           142,849
Interest, net ............            5,254             3,433             3,994             3,339             4,146
Gain on sale of stores and
  real estate transactions               --                --              (656)               --              (474)
Extraordinary item .......               --                --                --                --             1,848
Change in Accounting .....               --                --                --                --               236
                                -----------       -----------       -----------       -----------       -----------
                                    205,016           174,014           159,277           150,331           148,605
                                -----------       -----------       -----------       -----------       -----------
Income (loss) before
  income taxes ...........            3,086             2,720             1,690             1,735              (350)
Income taxes (provision)
  benefit ................           (1,141)             (940)             (626)             (339)              159
                                -----------       -----------       -----------       -----------       -----------
Net income (loss) ........      $     1,945       $     1,780       $     1,064       $     1,396       $      (191)
                                ===========       ===========       ===========       ===========       ===========
Income (loss) per
  common share ...........      $      1.74       $      1.59       $       .90       $      1.13       $      (.29)
                                ===========       ===========       ===========       ===========       ===========
Weighted average number
  of common shares
  outstanding ............        1,117,150         1,117,150         1,117,150         1,118,150         1,118,150
                                ===========       ===========       ===========       ===========       ===========

(a)  53 weeks

ANNUAL REPORT 1999
================================================================================
OFFICERS AND
DIRECTORS


DIRECTORS

+Joseph J. Saker
   Chairman of the Board and President,
   Foodarama Supermarkets, Inc.

+Richard J. Saker
   Executive Vice President,
   Foodarama Supermarkets, Inc.

*Albert A. Zager
   Partner,
   Carton, Witt, Arvanitis & Bariscillo, LLC,
   Attorneys

*Charles T. Parton
   President and Chief Executive Officer,
   Two River Community Bank
   (in organization)

*Member, Audit & Stock Option Committees
+Member, Executive Committee


EXECUTIVE OFFICERS

Joseph J. Saker
   Chairman of the Board and President

Richard J. Saker
   Executive Vice President,
   Operations and Secretary

Michael Shapiro
   Senior Vice President,
   Chief Financial Officer and Treasurer

Emory A. Altobelli
   Senior Vice President,
   Corporate Subsidiaries and Services

Carl L. Montanaro
   Senior Vice President,
   Sales and Merchandising

Robert V. Spires
   Senior Vice President,
   Human Resources and Labor Relations

Joseph C. Troilo
   Senior Vice President,
   Financial Administration,
   Assistant Secretary and
   Assistant Treasurer


GENERAL COUNSEL

Giordano, Halleran & Ciesla, P.C.
   125 Half Mile Road
   Middletown, N.J. 07748


AUDITORS

Amper, Politziner & Mattia P.A.
   2015 Lincoln Highway
   P.O. Box 988
   Edison, NJ 08818-0988


TRANSFER AGENT & REGISTRAR

American Stock Transfer Company
   40 Wall Street
   New York, N.Y. 10005


CORPORATE OFFICES

   922 Highway 33
   Building 6, Suite 1
   Howell, New Jersey, 07731
   (732) 462-4700


FORM 10-K REPORT

A copy of the Company's Form 10-K Annual
Report, as filed with the Securities and Exchange Commission, is available to share-holders without charge upon written request to Mr. Joseph C. Troilo, Senior Vice President,
Foodarama Supermarkets, Inc., 922 Highway 33,
Building 6, Suite 1, Freehold, New Jersey 07728

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
LETTER TO
SHAREHOLDERS

Dear Shareholder:

The Company's results from operations and our financial condition continued to improve in fiscal 1999. Sales for fiscal 1999 increased 14.7% to a record $799,693,000 from $697,358,000 in the prior year. This increase was the result of a significant increase in promotional activities, including a variety of incentive programs and double couponing, and the full year of operations in fiscal 1999 of two locations opened in February and August 1998.Comparable store sales increased 8.0% in fiscal 1999.

Income from operations increased 36% to $8,340,000 in fiscal 1999 from $6,153,000 in fiscal 1998. Net income grew 9% to $1,945,000 or $1.74 per share in fiscal 1999 compared to $1,780,000 or $1.59 per share in the prior year period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 1999 were $20,151,000, an increase of 28% over the fiscal 1998 EBITDA of $15,765,000.

Working capital increased by $5,232,000 in fiscal 1999 to a positive working capital position of $2,507,000 or a ratio of 1.05 to 1.00 from deficit working capital of $2,725,000 or .95 to 1.00 in fiscal 1998. We spent $5,780,000 on numerous capital projects in fiscal 1999, including the substantial completion of the remodeling of our West Long Branch store which was expanded in fiscal 1998, the upgrading of equipment for our meals to go program, and the replacement of the IBM-RS/6000 processors. Additionally, $2,481,000 was expended in fiscal 1999 for equipment for the new stores under construction which will be opened in fiscal 2000. Long-term debt, excluding capitalized leases, declined $1,544,000 in fiscal 1999. On January 7, 2000, the Credit Agreement which would have matured on February 15, 2000, was assigned to a new lending group, and was amended and restated. The Amended Credit Agreement provides the Company with increased borrowing capacity to meet our operating needs, scheduled capital expenditures and debt service for fiscal 2000 and 2001. Our Revolving Credit facility was increased from $20,000,000 to$25,000,000, subject to a borrowing base limitation of 65% (previously 60%) of eligible inventory; the Term Loan facility was increased by $9,500,000, a portion of which was used to pay off certain existing indebtedness; a new Capital Expenditures facility of $20,000,000 has been made available to borrow against over a two year period, and three additional financial covenants were added. The Amended Credit Agreement matures December 31, 2004. Additional information regarding the Amended Credit Agreement is presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The East Windsor and Bound Brook, New Jersey World Class stores opened in February and August 1998, respectively, have been very well received by our customers, and have shown continued improvement in operating results since opening. Another World Class store was opened successfully on February 2, 2000 in Branchburg, New Jersey. Construction is substantially complete on a World Class store in Wall Township, New Jersey which will open in the spring of 2000. This is a replacement store for an older, smaller facility in Brielle, New Jersey. Additionally, three leases have been signed for replacement locations and negotiations are ongoing for two additional replacement stores. A lease has also been modified for the expansion of an existing store.All of the replacement stores, as well as the expansion of the existing location, will be World Class stores, and should be completed over a three year period ending in fiscal 2002.

As part of our ongoing systems upgrade, all of our stores IBM-RS/6000 processors, which are used in the processing of customer transactions, were replaced with the current version of this equipment in fiscal 1999. Presently, point of sale ("POS") hardware is being replaced in one half of our stores. This POS upgrade will bring all of our stores to a state-of-the-art level with increased processing speed and enhanced marketing capabilities. We are also now offering Internet Shopping capability through a Wakefern affiliation with Priceline.com.

In preparation for the new millennium, all critical systems were made Year 2000 ("Y2K") compliant, and the Company and Wakefern did not experience any material adverse effect on store or warehouse operations as the result of the impact of Y2K issues on our computer based systems and applications. We do not expect any Y2K problems to be encountered for the remainder of the year 2000 that would have a material effect on the operating results of the Company.

At this time, we want to extend our appreciation to our employees, shareholders and vendors for their continued loyalty and support. We also wish to express our gratitude to our customers for their continued patronage of the Foodarama ShopRite stores.


                       /s/ Joseph J. Saker           /s/ Richard J. Saker

                       Joseph J. Saker               Richard J. Saker
                       President and                 Executive Vice President
                       Chief Executive Officer       and Chief Operating Officer

ANNUAL REPORT 1999
================================================================================
MANAGEMENT'S
DISCUSSION AND
ANALYSIS OF
FINANCIAL CONDITION
AND RESULTS
OF OPERATIONS

FINANCIAL CONDITION AND LIQUIDITY

The Company was a party to a Loan Agreement (the "Credit Agreement") with one financial institution which would have terminated on February 15, 2000. On January 7, 2000 the Credit Agreement was assigned to a lending group and amended and restated (the "Amended Credit Agreement"). The Amended Credit Agreement is secured by substantially all of the Company's assets and provides for a total commitment of up to $55,000,000 including a revolving credit facility ("the Revolving Note") of up to $25,000,000, a term loan (the "Term Loan") of $10,000,000 and a capital expenditures facility (the "Capex Facility") of up to $20,000,000. The Amended Credit Agreement contains certain affirmative and negative covenants which, among other matters will (i) restrict capital expenditures, (ii) require the maintenance of certain levels of earnings before interest, taxes, depreciation and amortization less rent payments for capitalized lease locations ("Adjusted EBITDA") and (iii) require debt service coverage and leverage ratios to be maintained.

The Amended Credit Agreement (a) increases the total amount available to the Company under the Revolving Note from $20,000,000 to $25,000,000, subject to the borrowing base limitation of 65% (previously 60%) of eligible inventory; (b) increases the Term Loan facility by $9,500,000; (c) eliminates the Stock Redemption Loan ($1,020,000) and the Expansion Loan ($1,175,000) which were part of the Credit Agreement; (d) extends the term of the Amended Credit Agreement to December 31, 2004; (e) provides for repayment of the Term Loan in quarterly installments of $500,000 each, commencing April 1, 2000 and ending on December 31, 2004; (f) provides for the payment of interest only on the outstanding balance of the Capex Loan, and an unused facility fee of .50% for the first two years of the term of this loan and fixed quarterly principal payments thereafter based on a seven year amortization schedule with a balloon payment due December 31, 2004; (g) provides for three additional financial covenants; (h) amends certain definitions; (i) increases the interest rate on the Revolving Note by
 .25% to the Base Rate (defined below) plus .50%; (j) changes the Term Loan to a floating rate loan at the Base Rate plus .75%; (k) provides for the Capex Loan to be a floating rate loan at the Base Rate plus .75%; and (l) provides for certain additional borrowing limitations over the term of the Amended Credit Agreement. Other terms and conditions of the Credit Agreement previously reported on by the Company have not been modified. The Base Rate is the rate which is the greater of (i) the bank prime loan rate as published by the Board of Governors of the Federal Reserve System, or (ii) the Federal Funds rate, plus
 .50%. Additionally, the Company may elect to use the London Interbank Offered Rate ("LIBOR") plus 2.50% to determine the interest rate on the revolving credit facility and LIBOR plus 2.75% to determine the interest rate on the Term Loan and Capex Facility.

The Company's compliance with the major financial covenant under the Credit Agreement was as follows as of October 30, 1999:

                                                                                  Actual
Financial                                              Credit               (As defined in the
Covenant                                              Agreement              Credit Agreement)
----------------------------------------------------------------------------------------------
Debt Service Coverage Ratio .............    Not less than 1.00 to 1.00        1.04 to 1.00

On March 30, 1999 the Company financed the purchase of $520,000 of computer equipment for all operating locations. The financing bears interest at 5.79% and is payable in monthly installments over its three year term.

On April 2, 1998 the Company financed the purchase of $3,000,000 of equipment for the new store location in East Windsor, New Jersey. The note bears interest at 7.44% and is payable in monthly installments over its seven year term.

On October 22, 1998 the Company financed the purchase of $4,000,000 of equipment for the new store location in Bound Brook, New Jersey. The note bears interest at 7.26% and is payable in monthly installments over its six year term.

On November 14, 1997 the Company borrowed $1,500,000 as part of an amendment to the Credit Agreement (the "Expansion Loan") to purchase a third building for $606,000 in the Company's meat and prepared foods processing complex, with the balance of the proceeds used for the remodeling and refurbishment of the facility. The note bore interest at 9.18% and was payable in monthly installments over its seven year term ending 2004 based on a ten year amortization. The Expansion Loan was repaid in full on January 7, 2000.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
No cash dividends have been paid on the Common Stock since 1979, and we have no present intentions or ability to pay any dividends in the near future on our Common Stock. The Amended Credit Agreement does not permit the payment of any cash dividends on the Company's Common Stock.

Working Capital:

At October 30, 1999, the Company had working capital of $2,507,000 compared to a deficiency of $2,725,000 at October 31, 1998 and working capital of $3,532,000 at November 1, 1997. Working capital in fiscal 1999 increased primarily due to increases in inventory and receivables and decreases in the current portion of long-term debt partially offset by increases in accounts payable. These increases were primarily due to increased sales and the impact of double coupons. Accounts receivable consist primarily of returned checks due the Company, coupon receivables, third party pharmacy insurance claims and organization charge accounts. The terms of most receivables are 30 days or less. The allowance for uncollectible accounts is large in comparison to the amount of accounts receivable because the allowance consists primarily of a reserve for returned checks which are not written off until all collection efforts are exhausted. The Company normally requires small amounts of working capital since inventory is generally sold at approximately the same time that payments to Wakefern and other suppliers are due and most sales are for cash or cash equivalents.

Working capital in fiscal 1998 decreased primarily due to increases in accounts payable and the current portion of long-term debt partially offset by increases in inventory and receivables. These increases were primarily due to increased sales from two new locations and the impact of double coupons.

Working capital in fiscal 1997 remained at approximately the same level as the prior year.

Working capital ratios were as follows:

                 October 30, 1999 .............  1.05 to 1.00
                 October 31, 1998 .............   .95 to 1.00
                 November 1, 1997 .............  1.08 to 1.00

Cash flows (in millions) were as follows:

                                                1999         1998          1997
                                               ---------------------------------
From operations ............................   $ 12.2       $ 14.9        $ 9.7
Investing activities .......................     (8.2)       (17.0)          .5
Financing activities .......................     (3.8)         2.3         (9.6)
                                               ---------------------------------
Totals .....................................   $   .2       $   .2        $  .6
                                               =================================

Fiscal 1999 capital expenditures totaled $8,261,000 with depreciation of $10,838,000 compared to $17,625,000 and $8,273,000, respectively for fiscal 1998 and $3,620,000 and $8,104,000, respectively for fiscal 1997. In fiscal 1999 long-term debt increased $3,858,000 due to the modification of a capitalized real estate lease for the expansion of the West Long Branch, New Jersey store, the financing of computer equipment purchased and financing obtained under the revolving credit facility. These increases were partially offset by cash generated by operations used to pay down existing debt.

In fiscal 1998 long-term debt increased $16,246,000 due to the capitalization of a real estate lease for the Bound Brook, New Jersey store, the financing of equipment for the two new locations in East Windsor and Bound Brook, New Jersey, the financing of the acquisition and refurbishing of the meat and prepared foods processing facility in Linden, New Jersey and financing obtained under the revolving credit facility. These increases were partially offset by cash generated by operations used to pay down existing debt.

In fiscal 1997 long-term debt decreased $3,981,000, using proceeds from the sale of assets under an asset redeployment program and cash generated by operations which was partially offset by financing obtained under the Stock Redemption Loan, and the capitalization of a real estate lease for the Aberdeen, New Jersey store.

The Company had $7,170,000 of available credit, at October 30, 1999, under its revolving credit facility. On January 7, 2000 the Company completed the renegotiation of the terms and conditions of the Credit Agreement. The Amended Credit Agreement will adequately meet our operating needs, scheduled capital expenditures and debt service for fiscal 2000.

ANNUAL REPORT 1999
================================================================================
RESULTS OF OPERATIONS

Sales:

The Company's sales were $799.7 million, $697.4 million and $636.7 million, respectively in fiscal 1999, 1998 and 1997. This represents an increase of 14.7 percent in 1999 and an increase of 9.5 percent in 1998. These changes in sales levels were the result of the full year of operations in fiscal 1999 of two locations opened in February and August 1998 and the impact of significantly increased promotional activities and expenditures. Comparable store sales increased 8.0% in fiscal 1999 and 4.8% in fiscal 1998. A significant increase in promotional activities, including a variety of incentive programs and double couponing, contributed to these increases.

Gross Profit:

Gross profit totaled $208.1 million in fiscal 1999 compared to $176.7 million in fiscal 1998 and $161.0 million in fiscal 1997. Gross profit as a percent of sales was 26.0% in fiscal 1999 and 25.3% in each of the fiscal years 1998 and 1997.

In fiscal 1999 gross profit improved as a result of improved product mix, reduced Wakefern assessment as a percentage of sales and Wakefern incentive programs for the new locations.

In fiscal 1998 and 1997 gross profit percentage was positively affected by the continued improvement in product mix and Wakefern incentive programs for the new locations. However, this improvement was offset by price reductions instituted to combat increased competitive pressure in our marketing area.

Patronage dividends applied as a reduction of the cost of merchandise sold were $8,202,000, $7,438,000 and $6,633,000 for the last three fiscal years. This translates to 1.03%, 1.07% and 1.04% of sales for the respective periods.

                                                             Fiscal Years Ended
                                                      --------------------------------
                                                      10/30/99    10/31/98    11/01/97
                                                      --------------------------------
                                                               (in millions)
Sales ..............................................   $799.7      $697.4      $636.7
Gross profit .......................................    208.1       176.7       161.0
Gross profit percentage ............................     26.0%       25.3%       25.3%
                                                      ================================

Operating, General and Administrative Expenses:

Fiscal 1999 expenses totaled $199.8 million compared to $170.6 million in fiscal 1998 and $155.9 million in fiscal 1997.

                                                             Fiscal Years Ended
                                                      --------------------------------
                                                      10/30/99    10/31/98    11/01/97
                                                      --------------------------------
                                                               (in millions)
Sales ..............................................   $799.7      $697.4      $636.7
Operating, General and Administrative Expenses .....    199.8       170.6       155.9
Percent of Sales ...................................     25.0%       24.5%       24.5%
                                                      ================================

Operating, general and administrative expenses increased as a percent of sales when comparing fiscal 1999 to fiscal 1998. Increases in selling expense, depreciation and other store expense, which includes debit and credit card processing fees and Wakefern support services, were partially offset by decreases in labor and related fringe benefits, supplies, occupancy, pre-opening costs, corporate administrative expense and an increase in miscellaneous income. The increase in selling expense was the result of increased promotional activity, including a variety of incentive programs and double couponing, in our marketing area. Depreciation expense increased as the result of the increase in capital expenditures from the two locations opened in fiscal 1998, a capitalized real estate lease for one of the new locations, the modification of a capitalized real estate lease for the expansion of a location and the acceleration of depreciation for several locations which will be replaced by new stores in fiscal 2000. The increase in miscellaneous income resulted from increased rental income from sub-tenants within our stores and an increase in coupon handling income from the additional coupon volume related to double couponing. The increase in other store expense results primarily from an increase in the

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
percentage of sales paid for with debit and credit cards and increased costs related to these types of payments. Decreases in fixed and semi-variable expenses were the result of the increase in comparable store sales. As a percentage of sales, selling expense increased 1.25%, depreciation increased
 .17% and other store expense increased .09%. These increases were partially offset by decreases in labor and related fringe benefits of .17%, supplies of
 .07%, occupancy of .30%, pre-opening costs of .10%, corporate administrative expense of .17% and an increase in miscellaneous income of .14%. There were no pre-opening costs in fiscal 1999.

Operating, general and administrative expenses as a percent of sales remained the same in fiscal 1998 compared to fiscal 1997. Decreases in general liability insurance expense, depreciation and amortization and corporate administrative expense, were offset by increases in selling expense and repairs and maintenance costs. The decrease in general liability insurance expense was the result of final prior year premium calls from Insure-Rite, Ltd., a Wakefern affiliate which provided the Company with liability and property insurance coverage, being expensed in fiscal 1997. The increase in selling expense was the result of increased promotional activity, including a variety of incentive programs and double couponing, in our marketing area. As a percentage of sales, general liability insurance costs decreased .23%, depreciation and amortization decreased .12% and corporate administrative expense decreased .06%. These decreases were offset by increases in selling expense of .31% and repairs and maintenance expense of .07%. Pre-opening costs were $702,000 in fiscal 1998.

Amortization expense decreased in fiscal 1999 to $972,000 compared to $1,339,000 in fiscal 1998 and $1,956,000 in fiscal 1997. The decrease in fiscal 1999, as compared to fiscal 1998, was the result of decreased amortization of deferred financing costs and deferred escalation rents, which included the modification of the amortization of one operating lease, partially offset by increased amortization of bargain leases, which included the acceleration of the amortization of one bargain lease for a location which is to be replaced. The decrease in fiscal 1998, as compared to fiscal 1997, was the result of a change in accounting for pre-opening costs and decreased amortization of deferred financing costs and deferred escalation rents partially offset by increased amortization of bargain leases. See Note 1 of Notes to Consolidated Financial Statements--Pre-opening Costs.

Interest Expense:

Interest expense totaled $5.6 million in fiscal 1999 compared to $3.9 million in fiscal 1998 and $4.3 million in fiscal 1997. The increase in fiscal 1999, as compared to fiscal 1998, was due to an increase in the average outstanding debt in fiscal 1999, including capitalized lease obligations, partially offset by a decrease in the average interest rate on the debt. The decrease in fiscal 1998, as compared to fiscal 1997, was due to a decrease in average debt outstanding since November 1, 1997 and lower interest rates on the Company's credit facility. Interest income was $0.3 million in fiscal 1999 compared to $0.4 million in fiscal 1998 and $0.3 million in fiscal 1997.

Income Taxes:

The Company recorded a tax provision of $1.1 million in fiscal 1999, $0.9 million in fiscal 1998 and $0.6 million in fiscal 1997. See Note 14 of Notes to Consolidated Financial Statements.

Net Income:

The Company had net income of $1,945,000 or $1.74 per share in fiscal 1999 compared to net income of $1,780,000 or $1.59 per share in fiscal 1998. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 1999 were $20,151,000 as compared to $15,765,000 in fiscal 1998.

Fiscal 1997 resulted in net income of $1,064,000 or $.90 per share. 1997 results included a net gain after tax on real estate transactions of $413,000 or $.37 per share. EBITDA for fiscal 1997 were $15,744,000. Fiscal 1997 EBITDA includes $656,000 as a result of the gain on real estate transactions.

Shares outstanding were 1,117,150 for fiscal 1999, fiscal 1998 and fiscal 1997. Per share amounts for fiscal 1997 are after Preferred Stock dividends of $57,000.

ANNUAL REPORT 1999
================================================================================
RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect a material impact from adopting the provisions of SFAS No. 133 which becomes effective for the Company in fiscal 2001.

Year 2000

The Company and Wakefern did not experience any material adverse effect on store or warehouse operations as the result of the impact of Year 2000 ("Y2K") issues on our computer based systems and applications. In preparation for the new millennium all critical systems were made Y2K compliant. The costs related to the Y2K project were included in the normal operating results and capital expenditures of both the Company's and Wakefern's Information Technology Departments and did not have any material effect on the Company's operating results. The Company does not currently expect any Y2K problems to be encountered for the remainder of the year 2000 that would have a material effect on the operating results of the Company.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
CONSOLIDATED
BALANCE SHEETS

October 30, 1999
and
October 31, 1998

(In thousands)

                                                              1999       1998
                                                            -------------------
ASSETS
Current assets
  Cash and cash equivalents .............................   $  4,094   $  3,905
  Merchandise inventories ...............................     38,113     37,804
  Receivables and other current assets ..................      4,496      3,382
  Prepaid income taxes ..................................         --      1,005
  Related party receivables--Wakefern ...................      8,000      6,860
  Related party receivables--other ......................         25        152
                                                            -------------------
                                                              54,728     53,108
                                                            -------------------
Property and equipment
  Land ..................................................        308        308
  Buildings and improvements ............................      1,220      1,220
  Leasehold improvements ................................     35,032     34,031
  Equipment .............................................     80,991     75,756
  Property under capital leases .........................     38,218     32,353
  Construction in progress ..............................      2,481         --
                                                            -------------------
                                                             158,250    143,668
  Less accumulated depreciation and amortization ........     76,227     65,389
                                                            -------------------
                                                              82,023     78,279
                                                            -------------------
Other assets
  Investments in related parties ........................     10,992      9,706
  Intangibles ...........................................      3,839      4,562
  Other .................................................      2,872      2,384
  Related party receivables--Wakefern ...................      1,555      1,370
  Related party receivables--other ......................        177        158
                                                            -------------------
                                                              19,435     18,180
                                                            -------------------
                                                            $156,186   $149,567
                                                            ===================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt .....................   $  2,605   $  7,812
  Current portion of long-term debt, related party ......        503        211
  Current portion of obligations under capital leases ...        492        667
  Current income taxes payable ..........................        457         --
  Deferred income tax liability .........................      1,541      1,464
  Accounts payable
    Related party--Wakefern .............................     29,699     30,525
    Others ..............................................      7,115      6,446
  Accrued expenses ......................................      9,809      8,708
                                                            -------------------
                                                              52,221     55,833
                                                            -------------------
Long-term debt ..........................................     23,126     20,289
Long-term debt, related party ...........................      1,450        916
Obligations under capital leases ........................     35,028     29,451
Deferred income taxes ...................................      2,732      3,508
Other long-term liabilities .............................      6,589      6,556
                                                            -------------------
                                                              68,925     60,720
                                                            -------------------
Shareholders' equity
  Common stock, $1.00 par; authorized 2,500,000 shares;
    issued 1,621,627 shares; outstanding 1,117,150 shares      1,622      1,622
  Capital in excess of par ..............................      2,351      2,351
  Retained earnings .....................................     37,696     35,751
  Accumulated other comprehensive income
    Minimum pension liability ...........................         --        (81)
                                                            -------------------
                                                              41,669     39,643
  Less 504,477 shares held in treasury, at cost .........      6,629      6,629
                                                            -------------------
                                                              35,040     33,014
                                                            -------------------
                                                            $156,186   $149,567
                                                            ===================

See notes to consolidated financial statements.

ANNUAL REPORT 1999
================================================================================
CONSOLIDATED
STATEMENTS OF
OPERATIONS

Fiscal Years Ended
October 30, 1999,
October 31, 1998
and
November 1, 1997

(In thousands, except
per share data)

                                                   1999           1998           1997
                                                ---------------------------------------
Sales ........................................   $799,693       $697,358       $636,731
Cost of merchandise sold .....................    591,591        520,624        475,764
                                                ---------------------------------------
Gross profit .................................    208,102        176,734        160,967
Operating, general and administrative expenses    199,762        170,581        155,939
                                                ---------------------------------------
Income from operations .......................      8,340          6,153          5,028
                                                ---------------------------------------
Other (expense) income:
  Gain on real estate transactions ...........         --             --            656
  Interest expense ...........................     (5,569)        (3,881)        (4,273)
  Interest income ............................        315            448            279
                                                ---------------------------------------
                                                   (5,254)        (3,433)        (3,338)
                                                ---------------------------------------
Earnings before income tax provision .........      3,086          2,720          1,690
Income tax provision .........................     (1,141)          (940)          (626)
                                                ---------------------------------------
Net income ...................................   $  1,945       $  1,780       $  1,064
                                                =======================================
Per share information:
Net income per common share, basic and diluted   $   1.74       $   1.59       $    .90
                                                =======================================
Weighted average shares outstanding ..........  1,117,150      1,117,150      1,117,150
                                                =======================================

See notes to consolidated financial statements.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
CONSOLIDATED
STATEMENTS OF
SHAREHOLDERS'
EQUITY

Fiscal Years Ended
October 30, 1999,
October 31, 1998
and
November 1, 1997

(In thousands, except
per share data)

                                                                  Accumulated
                                            Common Stock             Other
                                         -----------------  Capital  Compre-  Compre-                  Treasury Stock
                                         Shares            in Excess hensive  hensive   Retained     ------------------       Total
                                         Issued     Amount   of Par  Income   Income    Earnings     Shares      Amount      Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance--
 November 2, 1996 ..................    1,621,627   $1,622   $2,351   $--                $32,964    (503,477)   $(6,622)    $30,315
Net income 1997 ....................           --       --       --    --     $1,064       1,064          --         --       1,064
                                                                              ======
Shares repurchased .................           --       --       --    --                     --      (1,000)        (7)         (7)
Preferred stock dividends
 paid--$.42 per share ..............           --       --       --    --                    (57)         --         --         (57)
                                        ------------------------------------         ----------------------------------------------
Balance--
 November 1, 1997 ..................    1,621,627    1,622    2,351    --                 33,971    (504,477)    (6,629)     31,315
Comprehensive income
 Net income 1998 ...................           --       --       --    --      1,780       1,780          --         --       1,780
 Other comprehensive
  income
   Minimum pension
    liability ......................           --       --       --   (81)       (81)         --          --         --         (81)
                                        -------------------------------------------------------------------------------------------
Comprehensive income ...............                                          $1,699
                                                                              ======

Balance--
 October 31, 1998 ..................    1,621,627    1,622    2,351   (81)                35,751    (504,477)    (6,629)     33,014
Comprehensive income
 Net income 1999 ...................           --       --       --    --     $1,945       1,945          --         --       1,945
 Other comprehensive
  income
   Minimum pension
    liability ......................           --       --       --    81         81          --          --         --          81
                                        -------------------------------------------------------------------------------------------
Comprehensive income ...............                                          $2,026
                                                                              ======
Balance--
 October 30, 1999 ..................    1,621,627   $1,622   $2,351   $--                $37,696    (504,477)   $(6,629)    $35,040
                                        ====================================         ==============================================

See notes to consolidated financial statements.

ANNUAL REPORT 1999
================================================================================
CONSOLIDATED
STATEMENTS OF
CASH FLOWS

Fiscal Years Ended
October 30, 1999,
October 31, 1998
and
November 1, 1997

(In thousands)

                                                             1999        1998       1997
                                                           -------------------------------
Cash flows from operating activities:
  Net income ...........................................   $  1,945    $  1,780    $ 1,064
  Adjustments to reconcile net income to
    net cash from operating activities
      Depreciation .....................................     10,838       8,273      8,104
      Amortization, intangibles ........................        723         538        375
      Amortization, deferred financing costs ...........        297         535        642
      Amortization, deferred rent escalation ...........        (47)        266        434
      Amortization, other assets .......................         --          --        505
      Gain on real estate transactions .................         --          --       (656)
      Deferred income taxes ............................       (753)        253        626
      (Increase) decrease in
        Merchandise inventories ........................       (309)     (4,219)    (1,931)
        Receivables and other current assets ...........     (1,114)        194       (845)
        Prepaid income taxes ...........................      1,005        (613)       582
        Other assets ...................................       (721)         90        (78)
        Related party receivables--Wakefern ............     (1,325)     (1,650)       481
      Increase (decrease) in
        Accounts payable ...............................       (157)      8,827     (1,343)
        Income taxes payable ...........................        457          --         --
        Other liabilities ..............................      1,316         695      1,739
                                                           -------------------------------
                                                             12,155      14,969      9,699
                                                           -------------------------------
Cash flows from investing activities:
  Net proceeds from real estate transactions ...........         --          --      2,938
  Cash paid for the purchase of property and equipment .     (5,780)    (17,019)    (3,620)
  Cash paid for construction in progress ...............     (2,481)         --         --
  Decrease in related party receivables--other .........        108          22      1,159
                                                           -------------------------------
                                                             (8,153)    (16,997)       477
                                                           -------------------------------
Cash flows from financing activities:
  Payment for redemption of preferred stock ............         --          --     (1,700)
  Preferred stock dividend payments ....................         --          --        (57)
  Proceeds from issuance of debt .......................      5,014       9,937      1,700
  Principal payments under long-term debt ..............     (7,904)     (6,963)    (9,213)
  Principal payments under capital lease obligations ...       (463)       (586)       (91)
  Principal payments under long-term debt, related party       (460)       (108)       (24)
  Deferred financing costs .............................         --         (25)      (227)
                                                           -------------------------------
                                                             (3,813)      2,255     (9,612)
                                                           -------------------------------
Net change in cash and cash equivalents ................        189         227        564
Cash and cash equivalents, beginning of year ...........      3,905       3,678      3,114
                                                           -------------------------------
Cash and cash equivalents, end of year .................   $  4,094    $  3,905    $ 3,678
                                                           ===============================
Supplemental disclosures of cash paid (received)
  Interest .............................................   $  5,590    $  3,960    $ 4,277
  Income taxes .........................................         27         900       (606)

See notes to consolidated financial statements.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

(Tabular dollars in thousands,
except per share amounts)

Note 1-- Summary of Significant Accounting Policies

Nature of Operations

Foodarama Supermarkets, Inc. and Subsidiaries (the "Company"), operate 21 ShopRite supermarkets, primarily in Central New Jersey. The Company is a member of Wakefern Food Corporation ("Wakefern"), the largest retailer-owned food cooperative in the United States.

Fiscal Year

The Company's fiscal year ends on the Saturday closest to October 31. Fiscal 1999 consists of the 52 weeks ended October 30, 1999, fiscal 1998 consists of the 52 weeks ended October 31, 1998, and fiscal 1997 consists of the 52 weeks ended November 1, 1997.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Industry Segment

The Company operates in one industry segment, the retail sale of food and nonfood products, primarily in the Central New Jersey region.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Merchandise Inventories

Merchandise inventories are stated at the lower of cost (first-in, first-out) or market with cost being determined under the retail method.

Property and Equipment

Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of between three and ten years for equipment, the shorter of the useful life or lease term for leasehold improvements, and twenty years for buildings.

Property and equipment under capital leases are recorded at the lower of fair market value or the net present value of the minimum lease payments. They are depreciated on a straight-line basis over the shorter of the related lease terms or its useful life.

Investments

The Company's investment in its principal supplier, Wakefern, is stated at cost (see Note 4).

Intangibles

Intangibles consist of goodwill and favorable operating lease costs. Goodwill is being amortized on a straight-line basis over periods from 15 to 36 years. The favorable operating lease costs are being amortized on a straight-line basis over the terms of the related leases which range from 12 to 24 years.

Deferred Financing Costs

Deferred financing costs are being amortized over the life of the related debt using the effective interest method.

Postretirement Benefits other than Pensions

The Company accrues for the cost of providing postretirement benefits, principally supplemental income payments and limited medical benefits, over the working careers of the officers in the plan.

ANNUAL REPORT 1999
================================================================================
Postemployment Benefits

The Company accrues for the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $28.5, $16.4 and $13.2 million for the fiscal years 1999, 1998 and 1997, respectively.

Pre-opening Costs

Effective November 2, 1997, the Company elected early application of Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Cost of Start-Up Activities." In accordance with SOP 98-5, the Company expenses costs associated with the opening of new stores as incurred. The Company previously amortized these costs over a period of 12 months, commencing one month after the opening of the store. The effect of adopting SOP 98-5 on net income for the year ended October 31, 1998, was a decrease of $249,000 or $.22 per share. Financial statements for the year ended November 1, 1997, have not been restated.

Store Closing Costs

The costs, net of amounts expected to be recovered, are expensed when a decision to close a store is made. It is reasonably possible that these estimates may change in the near term. Operating results continue to be reported until a store is closed.

Earnings Per Share

Effective for the Company's financial statements for the fiscal year ended October 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.

All EPS data for prior periods has been restated. The adoption of SFAS 128 did not have a material effect on the Company's reported EPS amounts.

Employee Benefit Plan

As of November 2, 1997, the Company adopted Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 modifies the disclosure requirements for pensions and other postretirement benefits, but does not change the measurement or recognition of those plans. Adoption of this statement had no effect on the Company's financial position or results of operations.

Comprehensive Income

Effective November 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this Statement had no effect on the Company's financial position or results of operations.

Segments of an Enterprise and Related Information

Effective November 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Adoption of this statement had no effect on the Company's position or results of operations.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Note 2 -- Concentration of Cash Balance

As of October 30, 1999 and October 31, 1998, cash balances of approximately $898,000 and $561,000, respectively, were maintained in bank accounts insured by the Federal Deposit Insurance Corporation (FDIC). These balances exceed the insured amount of $100,000.

Note 3 -- Receivables and Other Current Assets

                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Accounts receivable ............................    $3,334         $2,380
     Prepaids .......................................     1,598          1,321
     Rents receivable ...............................        70             83
     Less allowance for uncollectible accounts ......      (506)          (402)
                                                       -------------------------
                                                         $4,496         $3,382
                                                       =========================

Note 4 -- Related Party Transactions

Wakefern Food Corporation

As required by Wakefern's By-Laws, all members of the cooperative are required to make an investment in the common stock of Wakefern for each supermarket operated ("Store Investment Program"), with the exact amount per store computed in accordance with a formula based on the volume of each store's purchases from Wakefern. During 1999, the required investment in Wakefern increased. The maximum required investment per store was $500,000 at October 30, 1999, and $450,000 at October 31, 1998. This resulted in a total increase in the investment in Wakefern by $1,286,000 and a related increase in the obligations due Wakefern for the same amount. This increase in the obligation is non-interest bearing and is payable over the next four years. The Company has a 12.3% investment in Wakefern of $10,163,000 at October 30, 1999, and $8,877,000 at October 31, 1998. Wakefern is operated on a cooperative basis for its members. The shares of stock in Wakefern are assigned to and held by Wakefern as collateral for any obligations due Wakefern. In addition, the obligations to Wakefern are personally guaranteed by principal officers/stockholders of the Company. As of October 30, 1999 and October 31, 1998, the Company was obligated to Wakefern for $1,953,000 and $1,113,000, respectively, for the increase in its required investment (see Note 9 Long-term Debt, Related Party).

The Company also has an investment of approximately 12% in Insure-Rite, Ltd., a company affiliated with Wakefern, which was $829,000 at October 30, 1999, and October 31, 1998. Insure-Rite, Ltd. provides the Company with liability and property insurance coverage.

In fiscal 1997, Insure-Rite, Ltd. made two retrospective premium calls for the 1992/93 and the 1993/94 policy years for $869,000 and $770,000, respectively. The premium calls represent actuarial projections of claims to be paid in excess of the deposit premium paid by the Company. The Company also had a balance due in fiscal 1997 of $139,000 for premium calls for the 1991/92 policy year. After the 1993/94 policy year, Insure-Rite, Ltd. changed its policy to provide for a fixed premium covering all insured losses and the elimination of premium calls. The premium calls were payable in scheduled semi-annual payments through September 1999. No interest was charged on this obligation. At October 31, 1998, $1,092,000 was included in accounts payable-related party. Insurance premiums paid to Insure-Rite, Ltd. for fiscal years 1999, 1998 and 1997 were $3,275,000, $3,031,000 and $2,702,000, respectively.

As a stockholder member of Wakefern, the Company earns a share of an annual Wakefern patronage dividend. The dividend is based on the distribution of operating profits on a pro rata basis in proportion to the dollar volume of business transacted by each member with Wakefern during each fiscal year. It is the Company's policy to accrue quarterly an estimate of the annual patronage dividend. The Company reflects the patronage dividend as a reduction of the cost of merchandise in the consolidated statements of operations. For fiscal 1999, 1998 and 1997, the patronage dividends were $8,202,000, $7,438,000 and $6,633,000, respectively.

At October 30, 1999 and October 31, 1998, the Company has current receivables due from Wakefern of approximately $8,000,000 and $6,860,000, respectively, representing patronage dividends, vendor rebates, coupons and other receivables due in the ordinary course of business and a noncurrent receivable representing a deposit of approximately $1,555,000 and $1,370,000, respectively.

ANNUAL REPORT 1999
================================================================================
In September 1987, the Company and all other stockholder members of Wakefern entered into an agreement, as amended in 1992, with Wakefern which provides for certain commitments and restrictions on all stockholder members of Wakefern. The agreement contains an evergreen provision providing for an indefinite term and is subject to termination ten years after the approval of 75% of the outstanding voting stock of Wakefern. Under the agreement, each stockholder, including the Company, agreed to purchase at least 85% of its merchandise in certain defined product categories from Wakefern and, if it fails to meet such requirements, to make payments to Wakefern based on a formula designed to compensate Wakefern for its lost profit. Similar payments are due if Wakefern loses volume by reason of the sale of one or more of a stockholder's stores, merger with another entity or on the transfer of a controlling interest in the stockholder.

The Company fulfilled its obligation to purchase a minimum of 85% in certain defined product categories from Wakefern for all periods presented. The Company's merchandise purchases from Wakefern, including direct store delivery vendors processed by Wakefern, approximated $536, $494 and $447 million for the fiscal years 1999, 1998 and 1997, respectively.

Wakefern charges the Company for, and provides the Company with support services in numerous administrative functions. These services include advertising, insurance, supplies, technical support for communications and in-store computer systems, equipment purchasing and the coordination of coupon processing.

In addition to its investment in Wakefern, which carries only voting rights, the Company's President serves as a member of Wakefern's Board of Directors and its finance committee. Several of the Company's officers and employees also hold positions on various Wakefern committees.

Other

The Company has receivables from related parties that include stockholders, directors, officers and real estate partnerships. At October 30, 1999 and October 31, 1998, approximately $197,000 and $295,000, respectively, of these receivables, consist of notes bearing interest at 7% to 9%. These receivables have been classified based upon the scheduled payment terms. The remaining amounts are not due upon any specified date and do not bear interest. The Company's management has classified these loans based upon expected payment dates.

Fair Value

Determination of the fair value of the above receivables is not practicable due to their related party nature. As the Company's investments in Wakefern can only be sold to Wakefern for approximately the amount invested, it is not practicable to estimate the fair value of such stock.

Note 5 -- Intangibles
                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Goodwill .......................................    $3,493         $3,493
     Favorable operating lease costs ................     4,685          4,685
                                                       -------------------------
                                                          8,178          8,178
     Less accumulated amortization ..................     4,339          3,616
                                                       -------------------------
                                                         $3,839         $4,562
                                                       =========================

Note 6 -- Accrued Expenses
                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Payroll and payroll related expenses ...........    $5,004         $4,451
     Insurance ......................................     1,055            417
     Sales, use and other taxes .....................     1,096          1,020
     Interest .......................................       107            128
     Employee benefits ..............................       767            673
     Occupancy costs ................................       972          1,148
     Real estate taxes ..............................       357            344
     Other ..........................................       451            527
                                                       -------------------------
                                                         $9,809         $8,708
                                                       =========================

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Note 7 -- Real Estate Transactions

During the fiscal year ended November 1, 1997, the Company sold its Shrewsbury and West Long Branch, New Jersey real estate partnership interests, which resulted in total proceeds and a gain before income tax of $875,000. The Company had other miscellaneous real estate transactions that resulted in a loss before income tax of $219,000 in fiscal year 1997.

Note 8 -- Long-term Debt

Long-term debt consists of the following:

                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Revolving note .................................    $10,830       $ 5,816
     Term loan ......................................      1,500         5,500
     Stock redemption note ..........................      1,105         1,445
     Expansion loan .................................      1,213         1,363
     Other notes payable ............................     11,083        13,977
                                                       -------------------------
                                                          25,731        28,101
     Less current portion ...........................      2,605         7,812
                                                       -------------------------
                                                         $23,126       $20,289
                                                       =========================

The Company has an amended and restated Revolving Credit and Term Loan Agreement with a financial institution (the "Agreement"), which was last amended March 15, 1999. The Agreement is collateralized by substantially all of the Company's assets and provided for a total commitment of $34,200,000. The Agreement consists of a Revolving Note, a Term Loan, a Stock Redemption Note and an Expansion Loan.

The Revolving Note has an overall availability of $20,000,000 (increased from $17,500,000 on March 15, 1999), not to exceed 60% of eligible inventory. The Note bears interest at .25% over prime and matures February 15, 2000. The Agreement provides the Company with the option to borrow a portion of the Revolving Note under a Eurodollar loan rate based on LIBOR plus 2.25%. Interest rates on the Eurodollar loans are fixed at the beginning of the loan term, which cannot exceed six months.

The prime rate at October 30, 1999 and October 31, 1998, was 8.25% and 8%, respectively.

The Company had a $2,000,000 letter of credit outstanding at October 30, 1999 and October 31, 1998. A commitment fee of .5% is charged on the unused portion of the Revolving Note. Available credit under the Revolving Note was $7,170,000 and $9,684,000 at October 30, 1999 and October 31, 1998. As of October 30, 1999 and October 31, 1998, $6,197,000 and $5,796,000 of cash receipts on hand or in transit were restricted for application against the Revolving Note balance.

The Agreement places restrictions on dividend payments and requires the maintenance of a debt service coverage ratio. If the debt service coverage ratio is not met, the availability of the Revolving Note is reduced by $2,500,000. At October 31, 1998 the Company did not meet the debt service coverage ratio; therefore, the Revolving Note availability was reduced to $7,184,000.

The Term Loan is payable in quarterly principal installments, through December 31, 1999, of $1,000,000 plus interest at 8.38%, with the remaining balance of $500,000 due February 15, 2000.

The Stock Redemption Note was used to reimburse the funding of the redemption of the Preferred Stock on March 31, 1997. The note is payable in quarterly principal installments of $85,000, commencing March 31, 1998, through December 31, 1999, plus interest at 8.38%, with the remaining principal balance of $1,020,000 due February 15, 2000.

On November 14, 1997, the Company obtained an Expansion Loan of $1,500,000 which was used to purchase a building and equipment in Linden, New Jersey. The Expansion Loan is collateralized by the building, improvements and equipment. The loan is payable in monthly principal installments of $12,500 plus interest at 9.18%, with a final principal payment of $462,500 due December 1, 2004.

On January 7, 2000, (the "Closing Date"), the Agreement was assigned to a new lending group (the "New Agreement") and modified as follows:

The outstanding balances from the old Agreement (Revolving Note, Term Loan, Stock Redemption Loan and Expansion Loan) were fully satisfied by the Company and the outstanding letter of credit was replaced under the New Agreement.

ANNUAL REPORT 1999
================================================================================
The New Agreement provides the Company with a total commitment of $55,000,000, consists of a Revolving Note, Term Loan and Capital Expenditure Facility and matures December 31, 2004. The New Agreement gives the Company the option to convert portions of the debt to Eurodollar loans, as defined in the New Agreement, which have interest rates indexed to LIBOR.

The Revolving Note has an overall availability of $25,000,000, not to exceed 65% of eligible inventory and provides for availability of up to $4,500,000 for letters of credit. The Revolving Note bears interest at .50% over prime or a Eurodollar rate of LIBOR plus 2.50%. A commitment fee of .5% is charged on the unused portion of the Revolving Note.

The Term Loan is $10,000,000 and is payable in quarterly principal installments of $500,000 commencing April 1, 2000, through December 31, 2004. Interest is payable monthly at prime plus .75% or LIBOR plus 2.75%.

The $20,000,000 Capital Expenditure Facility provides for a two year non-restoring commitment to fund equipment purchases for five new stores. Interest only is due monthly at prime plus .75% or LIBOR plus 2.75% for any amount utilized during the first two years of the commitment. At the end of the two years, any outstanding amounts will be converted to a term loan with interest payable monthly at rates described above and fixed quarterly principal payments based on a seven year amortization schedule with a balloon payment due at the maturity date of the New Agreement. A commitment fee of .5% is charged on the unused portion of the Capital Expenditure Facility. There were no amounts utilized on this facility at the closing date.

The New Agreement is collateralized by substantially all of the Company's assets. In addition there are restrictions as to dividends, debt service coverage and leverage ratios, maintenance of minimum adjusted EBITDA levels as defined, as well as limitations on capital expenditures and proceeds on new debt.

Accordingly, the outstanding debt at October 30, 1999, under the old Agreement has been excluded from current liabilities, since the Company has the ability and intent to refinance this debt on a long-term basis, based on the provisions of the New Agreement.

Other Notes Payable

Included in other notes payable are the following:

                                                                  October 30,    October 31,
                                                                     1999           1998
--------------------------------------------------------------------------------------------
     Note payable to a financing institution, maturing
       October 2004, payable at $56,000 per month plus
       interest at 7.26%, collateralized by related equipment ...   $ 3,330        $ 4,000
     Note payable to a financing institution, maturing
       April 2005, payable at $46,000 per month including
       interest at 7.44%, collateralized by related equipment ...     2,449          2,821
     Note payable to a financing institution, maturing
       February 2000, payable at $105,000 per month
       including interest at 10.58%, collateralized by
       related equipment ........................................       408          1,550
     Various equipment loans maturing through
       November 2004, at interest rates ranging from
       5.79% to 10.58%, collateralized by various equipment .....     4,896          5,606
                                                                    ------------------------
     Total other notes payable ..................................   $11,083        $13,977
                                                                    ========================

Aggregate maturities of long-term debt are as follows:

     Fiscal Year
     2000 ($14.6 million of which was refinanced under the New Agreement) ..   $17,253
     2001 ..................................................................     2,034
     2002 ..................................................................     2,028
     2003 ..................................................................     2,051
     2004 ..................................................................     2,091
     Thereafter ............................................................       274

As of October 30, 1999, the fair value of long-term debt was approximately equivalent to its carrying value, due to the fact that the interest rates currently available to the Company for debt with similar terms are approximately equal to the interest rates for its existing debt.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Note 9 -- Long-term Debt, Related Party

As of October 30, 1999 and December 31, 1998, the Company was indebted for an investment in Wakefern in the amount of $1,953,000 and $1,113,000, respectively. The debt is non-interest bearing and payable in scheduled installments as follows:

     Fiscal Year
     2000 ..............................................................    $503
     2001 ..............................................................     563
     2002 ..............................................................     563
     2003 ..............................................................     175
     2004 ..............................................................      91
     Thereafter ........................................................      58

Determination of the fair value of the above long-term debt is not practicable due to its related party nature.

Note 10 -- Other Long-term Liabilities
                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Deferred escalation rent ......................     $ 4,628       $ 4,675
     Postretirement benefit cost ...................       1,212           975
     Other .........................................         749           906
                                                       -------------------------
                                                         $ 6,589       $ 6,556
                                                       =========================

Note 11 -- Long-term Leases

Capital Leases
                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Real estate ...................................     $38,218       $32,353
     Less accumulated amortization .................       8,027         6,385
                                                       -------------------------
                                                         $30,191       $25,968
                                                       =========================

The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of October 30, 1999:

     Fiscal Year
     2000 ...........................................................    $ 3,785
     2001 ...........................................................      3,800
     2002 ...........................................................      3,961
     2003 ...........................................................      4,016
     2004 ...........................................................      4,088
     Thereafter .....................................................     60,607
                                                                         -------
     Total minimum lease payments ...................................     80,257
     Less amount representing interest ..............................     44,737
                                                                         -------
     Present value of net minimum lease payments ....................     35,520
     Less current maturities ........................................        492
                                                                         -------
     Long-term maturities ...........................................    $35,028
                                                                         =======

ANNUAL REPORT 1999
================================================================================
Operating Leases

The Company is obligated under operating leases for rent payments expiring at various dates through 2021. Certain leases provide for the payment of additional rentals based on certain escalation clauses and six leases require a further rental payment based on a percentage of the stores' annual sales in excess of a stipulated minimum. Percentage rent expense was $248,000, $229,000 and $219,000 for the fiscal years 1999, 1998 and 1997, respectively. Under the majority of the leases, the Company has the option to renew for additional terms at specified rentals.

Total rental expense for all operating leases consists of:

                                         Fiscal 1999   Fiscal 1998   Fiscal 1997
                                         ---------------------------------------
     Land and buildings ...............    $10,611       $10,928       $10,471
     Less subleases ...................     (1,831)       (1,765)       (1,963)
                                         ---------------------------------------
                                           $ 8,780       $ 9,163       $ 8,508
                                         =======================================

The minimum rental commitments under all noncancellable operating leases reduced by income from noncancellable subleases at October 30, 1999 are as follows:

                                                      Income from
                                       Land and     Noncancellable    Net Rental
     Fiscal Year                       Buildings       Subleases      Commitment
--------------------------------------------------------------------------------
     2000 ..........................    $10,187         $1,899         $ 8,288
     2001 ..........................      9,735          1,828           7,907
     2002 ..........................      9,071          1,479           7,592
     2003 ..........................      8,685          1,235           7,450
     2004 ..........................      7,758            654           7,104
     Thereafter ....................     43,873          2,272          41,601
                                       -----------------------------------------
                                        $89,309         $9,367         $79,942
                                       =========================================

The Company is presently leasing one of its supermarkets, a garden center and liquor store from a partnership in which the president has an interest, at an annual aggregate rental of $668,000, $660,000 and $645,000 for the fiscal years 1999, 1998 and 1997, respectively.

Note 12 -- Mandatory Redeemable Preferred Stock

In fiscal 1993, the Company received $1,700,000 for the issuance of 136,000 shares of Preferred Stock at $12.50 par value per share to Wakefern Food Corporation. Dividends on the Preferred Stock were cumulative and accrued at an annual rate of 8%. The Preferred Stock was redeemed and canceled on March 31, 1997, at par value, for $1,700,000. As of the redemption date, all dividends had been declared and paid.

Note 13 -- Stock Options

On May 10, 1995, the Company's stockholders approved the Foodarama Supermarkets, Inc. 1995 Stock Option Plan, which provides for the granting of options to purchase up to 100,000 common shares until January 31, 2005, at prices not less than fair market value at the date of the grant. Options granted under the plan vest over a period of three years from the date of grant. At October 30, 1999, no options had been granted.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Note 14 -- Income Taxes

The income tax provisions consist of the following:

                                        Fiscal 1999    Fiscal 1998   Fiscal 1997
                                        ----------------------------------------
     Federal:
       Current .......................     $1,857         $638           $ --
       Deferred ......................       (506)          99            526
     State and local:
       Current .......................         37           49             --
       Deferred ......................       (247)         154            100
                                        ----------------------------------------
                                           $1,141         $940           $626
                                        ========================================

The following tabulations reconcile the federal statutory tax rate to the effective rate:

                                                  Fiscal 1999    Fiscal 1998   Fiscal 1997
                                                  ----------------------------------------
     Tax provision at the statutory rate .......     34.0%          34.0%         34.0%
     State and local income tax provision,
       net of federal income tax ...............      5.9%           5.9%          5.9%
     Goodwill amortization not deductible
       for tax purposes ........................      1.8%           1.8%          2.9%
     Tax credits ...............................     (1.0)%           --            --
     Adjustment to prior years tax provision ...     (5.1)%         (5.4)%        (6.3)%
     Other .....................................      1.4%          (1.7)%          .5%
                                                  ----------------------------------------
     Actual tax provision ......................     37.0%          34.6%         37.0%
                                                  ========================================

Net deferred tax assets and liabilities consist of the following:

                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Current deferred tax assets:
       Deferred losses .............................    $   152        $   167
       Allowances for uncollectible receivables ....        279            226
       Inventory capitalization ....................          7              7
       Reserves ....................................        151            270
       Vacation accrual ............................        284            114
       Accrued postemployment ......................        151            145
       Accrued postretirement ......................        491            395
       Tax credits .................................         27             --
       Other .......................................         37             37
                                                       -------------------------
                                                          1,579          1,361
                                                       -------------------------
     Current deferred tax liabilities:
       Prepaids ....................................       (316)          (234)
       Patronage dividend receivable ...............     (1,921)        (1,623)
       Accelerated real estate taxes ...............       (169)          (141)
       Prepaid pension .............................       (546)          (488)
       Other .......................................       (168)          (339)
                                                       -------------------------
                                                         (3,120)        (2,825)
                                                       -------------------------
     Current deferred tax liability ................    $(1,541)       $(1,464)
                                                       =========================
     Noncurrent deferred tax assets:
       Lease obligations ...........................    $ 2,168        $ 1,690
       State loss carryforward .....................         73            741
                                                       -------------------------
                                                          2,241          2,431
     Valuation allowance ...........................        (73)          (506)
                                                       -------------------------
                                                          2,168          1,925
                                                       -------------------------
     Noncurrent deferred tax liabilities:
       Depreciation ................................     (3,953)        (4,753)
       Pension obligations .........................       (435)          (330)
       Other .......................................       (512)          (350)
                                                       -------------------------
                                                         (4,900)        (5,433)
                                                       -------------------------
     Noncurrent deferred tax liability .............    $(2,732)       $(3,508)
                                                       =========================

State loss carryforwards expire through October 2001.

ANNUAL REPORT 1999
================================================================================
Note 15 -- Commitments and Contingencies

Legal Proceedings

The Company is involved in various legal actions and claims arising in the ordinary course of business. Management believes that the outcome of any such litigation and claims will not have a material effect on the Company's financial position or results of operations.

Guarantees

The Company remains contingently liable under leases assumed by third parties. As of October 30, 1999, the minimum annual rental under these leases amounted to approximately $1,582,000 expiring at various dates through 2011. The Company has not experienced and does not anticipate any material nonperformance by such third parties.

Contingencies

In May 1995, the Company sold its two operating locations in Pennsylvania. If the purchaser of these supermarkets ceases to operate prior to May 2000, the Company may be liable for an unfunded pension withdrawal liability. As of October 30, 1999, the potential withdrawal liability was approximately $300,000. The Company fully anticipates that the purchaser of these stores, a Wakefern member, will remain in operation throughout this period.

Note 16 -- Retirement and Benefit Plans

Defined Benefit Plans

The Company sponsors two defined benefit pension plans covering administrative personnel and members of a union. Employees covered under the administrative pension plan earned benefits based upon a percentage of annual compensation and could make voluntary contributions to the plan. Employees covered under the union pension benefit plan earn benefits based on a fixed amount for each year of service. The Company's funding policy is to pay at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. The plans' assets consist primarily of publicly traded stocks and fixed income securities. As of October 30, 1999 and October 31, 1998, the plans' assets included common stock of the Company with a fair value of $1,065,000 and $1,167,000, respectively.

A summary of the plans' funded status and the amounts recognized in the consolidated balance sheet as of October 30, 1999 and October 31, 1998 follows:

                                                             October 30,  October 31,
                                                                1999         1998
                                                             ------------------------
     Change in benefit obligation
       Benefit obligation--beginning of year ..............   $(6,121)      $(5,499)
       Service cost .......................................       (71)          (36)
       Interest cost ......................................      (447)         (404)
       Actuarial gain (loss) ..............................        38          (580)
       Benefits paid ......................................       665           398
                                                             ------------------------
       Benefit obligation--end of year ....................    (5,936)       (6,121)
                                                             ------------------------
     Change in plan assets
       Fair value of plan assets--beginning of year .......     6,643         6,206
       Actual return on plan assets .......................       250           740
       Employer contributions .............................       205            94
       Benefits paid ......................................      (665)         (397)
                                                             ------------------------
       Fair value of plan assets--end of year .............     6,433         6,643
                                                             ------------------------
       Funded status ......................................       497           522
       Unrecognized prior service cost ....................       273           311
       Unrecognized net loss from past experience
         different from that assumed ......................       593           394
       Unrecognized transition asset ......................       (16)          (21)
       Adjustment required to recognize minimum liability .        --          (188)
                                                             ------------------------
     Prepaid pension cost .................................   $ 1,347       $ 1,018
                                                             ========================

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Pension expense consists of the following:

                                                   Fiscal 1999   Fiscal 1998   Fiscal 1997
                                                   ---------------------------------------
     Service cost--benefits earned during
       the period ...............................    $  71         $  36          $ 296
     Interest expense on benefit obligation .....      447           404            466
     Expected return on plan assets .............     (522)         (471)          (469)
     Amortization of prior service costs ........       37            37             37
     Amortization of unrecognized
       net loss (gain) ..........................       35            --             43
     Amortization of unrecognized transition
       obligation (asset) .......................       (5)           (5)            (9)
                                                   ---------------------------------------
     Total pension expense ......................    $  63         $   1          $ 364
                                                   =======================================

The discount rate used in determining the actuarial present value of the projected benefit obligation ranged from 6.75% to 7.25% at October 30, 1999 and October 31, 1998. The expected long-term rate of return on plan assets was 8% at October 30, 1999 and October 31, 1998.

On September 30, 1997, the Company adopted an amendment to freeze all future benefit accruals relating to the plan covering administrative personnel. A curtailment gain of $55,000 was recorded related to this amendment.

At October 31, 1998, the accumulated benefit obligation exceeded the fair value of the plans' assets in the plan covering members of one union. The provisions of SFAS 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets; any portion of such additional liability which is in excess of the plan's prior service cost is reflected as a direct charge to equity, net of related tax benefit. Accordingly, at October 31, 1998, a liability of $188,000 is included in other long-term liabilities, an intangible asset equal to the prior service cost of $53,000 is included in other assets, and a charge of $81,000 net of deferred taxes of $54,000 is reflected as a minimum pension liability in stockholders' equity in the Consolidated Balance Sheet.

Multi-Employer Plans

Health, welfare and retirement expense was approximately $8,276,000 in fiscal 1999, $7,804,000 in fiscal 1998 and $6,354,000 in fiscal 1997 under plans covering union employees. Such plans are administered through the unions involved. Under federal legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan's unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. The Company participates in a number of these pension plans and may have a potential obligation as a participant. The information required to determine the total amount of this contingent obligation as well as the total amount of accumulated benefits and net assets of such plans, is not readily available. However, the Company has no present intention of withdrawing from any of these plans, nor has the Company been informed that there is any intention to terminate such plans (see Note 15).

401(k)/Profit Sharing Plan

The Company maintains an employee 401(k) Savings Plan for all qualified non-union employees. Employees are eligible to participate in the Plan after completing one year of service (1,000 hours) and attaining age 21. Employee contributions are discretionary to a maximum of 15% of compensation. The Company matches 25% of the employees' contributions up to 6% of employee compensation. The Company has the right to make additional discretionary contributions, which are allocated to each eligible employee in proportion to their eligible compensation, which was 2% for fiscal years 1999 and 1998. 401(k) expense for the fiscal years 1999, 1998 and 1997 was approximately $480,000, $480,000 and $12,000, respectively.

ANNUAL REPORT 1999
================================================================================
Note 17 -- Other Postretirement and Postemployment Benefits

Postretirement Benefits

The Company will provide certain current and provides former officers with supplemental income payments and limited medical benefits during retirement. The Company recorded an estimate of deferred compensation payments to be made to the officers based on their anticipated period of active employment and the relevant actuarial assumptions at October 30, 1999 and October 31, 1998, respectively. The Company purchased life insurance to partially fund this obligation. The participants have agreed to certain non-compete arrangements and to provide continued service availability for consulting services after retirement.

A summary of the plan's funded status and the amounts recognized in the balance sheet as of October 30, 1999 and October 31, 1998, follows:

                                                       October 30,   October 31,
                                                          1999          1998
                                                       -------------------------
     Change in benefit obligation
       Benefit obligation--beginning of year ........   $(1,875)      $(1,309)
       Service cost .................................       (73)          (39)
       Interest cost ................................      (123)          (88)
       Actuarial gain (loss) ........................       (33)         (481)
       Benefits paid ................................        42            42
                                                       -------------------------
     Benefit obligation--end of year ................    (2,062)       (1,875)
                                                       -------------------------
     Change in plan assets
       Fair value of plan assets--beginning of year .        --            --
       Actual return on plan assets .................        --            --
       Employer contributions .......................        42            42
       Benefits paid ................................       (42)          (42)
                                                       -------------------------
       Fair value of plan assets--end of year .......        --            --
                                                       -------------------------
     Funded status ..................................    (2,062)       (1,875)
     Unrecognized prior service cost ................        13            15
     Unrecognized net loss from past experience
       different from that assumed ..................       837           885
                                                       -------------------------
     Accrued postretirement benefit cost ............   $(1,212)      $  (975)
                                                       =========================

Net postretirement benefit expense consists of the following:

                                                   Fiscal 1999   Fiscal 1998   Fiscal 1997
                                                   ---------------------------------------
     Service cost--benefits earned
       during the period .........................    $ 73          $ 39           $ 18
     Interest expense on benefit obligation ......     123            88             90
     Expected return on plan assets ..............      --            --             --
     Amortization of prior service costs .........       2             2             --
     Amortization of unrecognized
       net loss (gain) ...........................      81            30             38
     Amortization of unrecognized
       transition obligation (asset) .............      --            --             --
                                                   ---------------------------------------
     Postretirement benefit expense ..............    $279          $159           $146
                                                   =======================================

The assumed discount rate used in determining the postretirement benefit obligation as of October 30, 1999 and October 31, 1998 was 7.75% and 7.25%, respectively.

FOODARAMA SUPERMARKETS, INC. AND SUBSIDIARIES
================================================================================
Postemployment Benefits

Under SFAS No. 112, the Company is required to accrue the expected cost of providing postemployment benefits, primarily short-term disability payments, over the working careers of its employees.

The accrued liability under SFAS No. 112 as of October 30, 1999 and October 31, 1998, was $374,000 and $359,000, respectively.

Note 18 -- Earnings Per Share

                                                    Fiscal 1999   Fiscal 1998   Fiscal 1997
                                                   ----------------------------------------
     Net income ................................      $1,945         $1,780        $1,064
     Less: preferred stock dividends ...........          --             --           (57)
                                                   ----------------------------------------
     Income available to common stockholders ...      $1,945         $1,780        $1,007
                                                   ========================================
     Basic EPS .................................      $ 1.74         $ 1.59        $  .90
                                                   ========================================
     Dilutive EPS ..............................      $ 1.74         $ 1.59        $  .90
                                                   ========================================
     Weighted average shares outstanding .......   1,117,150      1,117,150     1,117,150
                                                   ========================================

Note 19 -- Noncash Investing and Financing Activities

During fiscal 1999, the Company modified one of its capitalized leases, resulting in an increase of $5,865,000 in property under capitalized leases and capitalized lease obligations.

During fiscal 1999, the required investment in Wakefern increased from a maximum per store of $450,000 to $500,000. This resulted in a increase of $1,286,000 in the investment and obligations due Wakefern.

During fiscal 1999, the Company financed equipment purchased for $520,000.

The Company was required to make an additional investment in Wakefern of $450,000 for a new store opened during fiscal 1998. In conjunction with the investment, liabilities were assumed for the same amount.

A capital lease obligation of $12,910,000 was incurred when the Company entered into a lease for a new store in fiscal 1998.

During fiscal 1998, the Company purchased a building in Linden, New Jersey for $606,000 and obtained financing for $1,500,000. The additional financing of $894,000 was used to purchase equipment at a later date.

At October 31, 1998, the Company had an additional minimum pension liability of $188,000, a related intangible of $53,000 and a direct charge to equity of $81,000, net of deferred taxes of $54,000. These amounts were reversed during fiscal 1999.

A capital lease obligation of $4,184,000 was incurred when the Company entered into a lease for a store in a sale/leaseback transaction during fiscal 1997.

ANNUAL REPORT 1999
================================================================================
Note 20-- Year 2000

The Company has not experienced any material Year 2000 problems with its internal operations or third party suppliers and services as of the date of this report. The Company does not currently expect any significant Year 2000 problems to be encountered for the remainder of the year 2000 that would have a material effect on the financial condition of the Company.

Note 21 -- Unaudited Summarized Consolidated Quarterly Information

Summarized quarterly information for the years ended October 30, 1999 and October 31, 1998 was as follows:

                                                      Thirteen Weeks Ended
                                       --------------------------------------------------
                                       January 30,    May 1,     July 31,     October 30,
                                          1999         1999        1999          1999
                                       --------------------------------------------------
     Sales ..........................   $203,607     $195,420    $203,243       $197,423
     Gross profit ...................     52,877       51,724      52,768         50,733
     Net income .....................        535          377         421            612
     Earnings available per
       basic and diluted share ......        .48          .34         .38            .54

                                                      Thirteen Weeks Ended
                                       --------------------------------------------------
                                       January 31,    May 2,     August 1,    October 31,
                                          1998         1998        1998          1998
                                       --------------------------------------------------
     Sales ..........................   $170,231     $166,245    $176,172       $184,710
     Gross profit ...................     42,434       42,425      44,634         47,241
     Net income .....................        783          258         255            484
     Earnings available per
       basic and diluted share ......        .70          .23         .23            .43

================================================================================
INDEPENDENT
AUDITORS'
REPORT

Board of Directors and Shareholders
Foodarama Supermarkets, Inc.
Freehold, New Jersey

We have audited the accompanying consolidated balance sheets of Foodarama Supermarkets, Inc. and Subsidiaries as of October 30, 1999 and October 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended October 30, 1999, October 31, 1998, and November 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Foodarama Supermarkets, Inc. and Subsidiaries as of October 30, 1999 and October 31, 1998, and the results of their operations and their cash flows for the fiscal years ended October 30, 1999, October 31, 1998, and November 1, 1997 in conformity with generally accepted accounting principles.


/s/  Amper, Politziner & Mattia P.A.

January 21, 2000
Edison, New Jersey

[LOGO]

FOODARAMA SUPERMARKETS, INC.


                                     [MAP]

[LOGO]

FOODARAMA SUPERMARKETS, INC.

922 Highway 33, Building 6, Suite 1, Howell, New Jersey

(732) 462-4700

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE


--------------------------------------------------------------------------------

                           For Shares of Common Stock

                          FOODARAMA SUPERMARKETS, INC.

                  PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby constitutes and appoints Joseph J. Saker and Richard
J. Saker and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of Common Stock of FOODARAMA SUPERMARKETS, INC. registered in the name of the undersigned at the close of business on February 22, 2000, at the 2000 Annual Meeting of Shareholders of said Company which will be held on Tuesday, April 11, 2000 at 922 Highway 33, Building 6 Suite 1, Howell, New Jersey at 10:30 a.m., local time, or any adjournment or adjournments thereof, for the purposes more fully described in the accompanying Proxy Statement, and in their discretion, on other matters which properly come before the meeting. The Board of Directors recommends a vote "FOR" such proposals.

                (Continued and to be Signed on the Reverse side)

--------------------------------------------------------------------------------

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                        & DATE IT ABOVE



                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                          FOODARAMA SUPERMARKETS, INC.

                                 April 11, 2000


                 Please Detach and Mail in the Envelope Provided


--------------------------------------------------------------------------------










        Please mark your
A  [X}  votes as in this
        example.


                    FOR       WITHHELD
1. Election of      [_]          [_]                Nominees:  Joseph J. Saker
   Directors.                                                  Richard J. Saker
                                                               Charles T. Parton
INSTRUCTION: To withhold authority to vote                     Albert Zager
for any individual nominee, write that
nominee's name here:

__________________________________________


                                             FOR       AGAINST        ABSTAIN

2. The Proxy is  authorized  to act upon     [_]         [_]            [_]
   matters  which  are  incident  to the
   conduct   of  the   meeting   and  to
   transact  such other  business as may
   properly come before the meeting.


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise indicated above or unless this Proxy is revoked, the shares represented by this Proxy will be voted for the slate on Directors, and in the discretion of said Proxy on any other matter which may properly come before the meeting or any adjournments thereof.


                               I will attend  [_]           I will not  [_]
                         the Annual Meeting.                attend the
                                                                Annual
                                                              Meeting.


SIGNATURE________________ DATE_________  SIGNATURE________________ DATE_________


(IMPORTANT):   (Please  sign your name exactly as your name appears on the label
               affixed   hereto,   and  when  signing  as  attorney,   executor,
               administrator, trustee or guardian, please give the full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer, or if a partnership, sign in partnership name by an authorized person.)